Exhibit 99.1

NEWS RELEASE 19-003	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES EXPIRATION AND FINAL RESULTS FOR EXCHANGE OFFER FOR CERTAIN OF ITS 5.875% SENIOR NOTES DUE 2020 FOR NEW SECOND LIEN TERM LOANS DUE 2025

February 5, 2019 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) (the “Company”) announced today the expiration and final results for the previously announced offer to exchange (the “Exchange Offer”) certain of its outstanding 5.875% Senior Notes due 2020 (the “Notes”) for new Second Lien Term Loans due 2025 (the “Term Loans”) of the Company and its wholly-owned subsidiary, Hornbeck Offshore Services, LLC (the “Co-Borrower”), and a solicitation of consents (“Consents”) to certain proposed amendments (the “Proposed Amendments”) with respect to the Notes (the “Consent Solicitation”).
The terms and conditions of the Exchange Offer were detailed in an Offer to Exchange and Consent Solicitation Statement dated January 7, 2019 (as supplemented by Supplement No. 1 to the Offer to Exchange and Consent Solicitation Statement dated January 22, 2019) and a related letter of transmittal (together, the “Offer to Exchange Statement”).
According to information provided by Global Bondholder Services Corporation, the Information and Exchange Agent in connection with the Exchange Offer, as of 11:59 p.m., New York City time, on February 4, 2019 (the “Expiration Time”), $131,629,000 in aggregate principal amount, or approximately 36%, of the Notes were validly tendered. Notes tendered prior to the Expiration Time are eligible to receive the “Total Consideration” consisting of $850 in principal amount of Term Loans per $1,000 aggregate principal amount of Notes accepted for exchange.
All conditions of the Exchange Offer have been satisfied or waived and the Company has accepted for exchange all validly tendered Notes, and as a result, the Company and the Co-Borrower will incur $111,844,650 in Term Loans upon settlement of the Exchange Offer, which is expected to occur on February 7, 2019.

103 Northpark Boulevard	Covington, LA 70433	USA	+1 (985) 727-2000	www.hornbeckoffshore.com

This press release shall not constitute an offer to exchange, nor a solicitation of an offer to exchange any security. Oppenheimer & Co. Inc. acted as lead financial advisor and sole dealer manager for the Exchange Offer. Global Bondholder Services Corporation acted as the Information and Exchange agent in connection with the Exchange Offer. Requests for the Offer to Exchange Statement may be directed to Global Bondholder Services Corporation at (866) 470-3700 (toll-free) or (212) 430-3774 (banks and brokers) or may be obtained by visiting the Information and Exchange Agent’s website at http://gbsc-usa.com/Hornbeck.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America.

Forward-Looking Statements
This news release contains forward-looking statements, including, in particular, statements about the Company's plans and intentions with regard to the Exchange Offer. These statements are based on the Company's current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.
# # #